EXHIBIT 4
SHARE PLEDGE AGREEMENT

TO:	6287042 CANADA LIMITED

     WHEREAS 1184760 Alberta Ltd. (the “Pledgor”) has as of the date hereof issued the Notes in favour of 6287042 Canada Limited (“Holdco”);
     AND WHEREAS as continuing collateral security for its obligations under or in connection with the Notes, the Pledgor has agreed to pledge to Holdco certain shares of Falconbridge Limited (“Falconbridge”) as more particularly described herein;
     AND WHEREAS the Pledgor has agreed to enter into this agreement in order to more specifically set out the term of its pledge of such shares to Holdco;
     NOW, THEREFORE, for good and valuable consideration, the Pledgor hereby covenants to and for the benefit of Holdco as follows:
ARTICLE 1
INTERPRETATION
1.1	Defined Terms.
            In this Agreement or any amendment to this Agreement the following terms shall have the following meanings:
“Agreement” means this agreement, including the recitals and schedule hereto;
“Event of Default” means (i) the occurrence of an “Event of Default” under either or both of the Notes as such term is defined in the Notes; or (ii) a breach by the Pledgor of any of its duties or obligations under or in respect of this Agreement;
“First Cancelled Note” means the first of the Notes to be cancelled by Holdco;
“First Released Shares” means, (i) if the First Cancelled Note is Note A, 57,009,506 of the Pledged Shares, or (ii) if the First Cancelled Note is Note B, 16,106,250 of the Pledged Shares;
“Note A” means the promissory note of the Pledgor in favour Holdco dated the date hereof in the principal amount of U.S.$1,327,345,890, as such promissory note may be amended, supplemented, restated or replaced from time to time;
“Note B” means the promissory note of the Pledgor in favour Holdco dated the date hereof in the principal amount of U.S.$375,000,000, as such promissory note may be amended, supplemented, restated or replaced from time to time;

“Notes” means, collectively, Note A and Note B;
“Obligations” means all obligations (monetary or otherwise) of the Pledgor which arise out of or in connection with the Notes.
“Remaining Collateral” means that portion of the Collateral that is not released pursuant to Section 7.1(i);
“Second Cancelled Note” means whichever of the Notes is not the First Cancelled Note;
1.2	Other Usages.
            References to “this Agreement”, “hereof”, “herein”, and like references refer to this Share Pledge Agreement, as amended, modified, supplemented or replaced from time to time, and not to any particular Article, section or other subdivision of this Agreement.
1.3	Plural and Singular.
            Where the context so requires, words importing the singular number shall include the plural and vice versa.
1.4	Headings.
            The insertion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
1.5	Applicable Law.
            This Agreement and all documents delivered pursuant hereto shall be deemed to be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
1.6	Time of the Essence.
            Time shall in all aspects be of the essence of this Agreement, and no extension or variation of this Agreement or any obligation hereunder shall operate as a waiver of this provision.
ARTICLE 2
PLEDGE OF SHARES
2.1	Pledge of Shares.
            The Pledgor hereby pledges, assigns and transfers to Holdco and grants to Holdco a security interest in 73,115,756 common shares in the capital stock of Falconbridge (the “Pledged Shares”), together with all renewals thereof, substitutions therefor and accretions thereto and all income and other proceeds therefrom (all such securities, renewals thereof, substitutions therefor, accretions thereto and income therefrom herein collectively called the

“Collateral”) and agrees that such Collateral and any further Collateral which is hereafter deposited in pledge with Holdco or any agent or nominee of Holdco (a “Nominee”) shall be held for the benefit of Holdco as continuing collateral security for the due payment and performance of the Obligations.
2.2	Possession of Collateral.
(i)	Holdco acknowledges that as of the date hereof the Pledged Shares have been deposited in uncertificated form with CIBC Mellon Trust Company in the name of Holdco. All other certificates deposited pursuant to this Agreement shall, unless all necessary consents and approvals are obtained, not contain any reference to restrictions on the transfer of the shares represented thereby and shall be duly endorsed in blank for transfer. All securities constituting part of the Collateral shall, forthwith upon the reasonable request of Holdco, be registered in the name of Holdco or its Nominee. If deposited with the Nominee, the Nominee shall hold the Collateral as agent of Holdco for all purposes whatsoever in accordance with the terms of this Pledge Agreement and shall hold the Collateral for and on behalf of Holdco in the same manner and with the same effect as if Holdco held the Collateral itself. It is hereby understood and agreed that the responsibility of Holdco and any Nominee hereunder is limited to exercising with regard to the Collateral the same degree of care which any of them gives to its valuable property at the branch or office at which the Collateral is held.

(ii)	If the Pledged Shares are now or at any time hereafter become evidenced, in whole or in part, by uncertificated securities registered or recorded in the name of the Pledgor in records maintained by or on behalf of Falconbridge, the Pledgor shall cause Holdco’s security interest to be entered in such records.
2.3	Attachment of Security Interest.
            The parties hereby acknowledge their mutual intention that the security interest created by this Agreement is to attach, upon the execution of this Agreement by Pledgor and that value has been given and that the Pledgor has rights in the Collateral as of the date hereof.
ARTICLE 3
REMEDIES
3.1	Sale of Collateral.
            Upon the occurrence and during the continuance of an Event of Default, Holdco, in addition to exercising all other rights and remedies to which it may be entitled at law or hereunder, including, and without restricting the generality thereof is authorized to realize on the Collateral without further notice (other than as may be required by law) to any party whomsoever, and Holdco may also sell the Collateral by private sale or otherwise.

3.2	Sale Procedures.
            At any sale pursuant to Section 3.1, Holdco is authorized, if it deems it advisable to do so, to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of any of the Collateral. Holdco shall have the right to deliver, assign and transfer to the purchaser, or purchasers, the Collateral or any part thereof and the Collateral may be sold in one lot or in separate units, or may be combined with other capital stock of the Pledgor pledged to Holdco, in the discretion of Holdco. Holdco may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may without further notice be made at any time or place to which the same may be so adjourned.
3.3	No Obligation to Pursue Other Collateral or Pledgors.
            Before realizing on the Collateral, Holdco shall not be required to exercise or exhaust its recourses against the Pledgor or any other person, and Holdco shall not be required to realize any other security.
3.4	Application of Proceeds.
            Any sum collected by Holdco on the Collateral or the proceeds of their realization may be held as additional collateral security for or may be applied, at the discretion of Holdco to the payment of any of the Obligations. The reasonable costs of Holdco incurred in protecting and realizing upon the Collateral shall be added to and included in the Obligations. Any surplus of cash or cash proceeds held by or on the behalf of Holdco and remaining after payment in full of all the Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.
3.5	Compromises.
            Holdco may grant discharges, settle by compromise, renounce rights or grant extensions with respect to the Collateral. It may also settle by compromise with the Pledgor and grant any Person extensions without affecting its other rights hereunder.
3.6	Exclusion from Liability.
            In realizing upon the Collateral, Holdco shall not be responsible for any loss occasioned by any sale or other realization thereof or for the failure to sell or otherwise dispose of the Collateral, except claims, losses or liabilities resulting from Holdco’s bad faith, negligence or wilful misconduct.
ARTICLE 4
WARRANTIES; FURTHER ASSURANCES
4.1	Warranties with Respect to Collateral.
            The Pledgor warrants to Holdco that:

(a)	the Pledgor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any lien, claim, option or right of others;

(b)	no effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing the Pledgor or any trade name of such pledgor as debtor is on file in any recording office, except such as may have been filed in favor of Holdco relating to the Notes or this Agreement;

(c)	this Agreement creates in favor of Holdco a valid security interest in the Collateral granted by the Pledgor, securing the payment of the Obligations;

(d)	the Pledgor is a corporation duly organized, validly existing and in good standing under the laws of Alberta;

(e)	the execution and delivery by the Pledgor of this Agreement and the performance by it of its obligations hereunder are within the corporate powers of the Pledgor, have been duly authorized by all necessary corporate action (including any necessary shareholder action), and do not and will not contravene the terms of any of the constating of the Pledgor, conflict with or result in a breach or contravention of, or the creation of any lien under, any document evidencing any material contractual obligation to which the Pledgor is a party or any order, injunction, writ or decree of any governmental authority to which the Pledgor or any of is properties are subject, or violate any applicable law;

(f)	no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Pledgor of this Agreement; and

(g)	this Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
4.2	Further Assurances.
     (a) The Pledgor agrees that from time to time, at the expense of the Pledgor, the Pledgor will promptly take all further action that may be necessary, or that Holdco may reasonably request, in order to perfect and protect any pledge or security interest granted by the Pledgor hereunder or to enable Holdco to exercise and enforce its rights and remedies hereunder with respect to any Collateral of the Pledgor.
     (b) Without limiting the generality of Section 4.2(a), the Pledgor will, with respect to the Collateral: (i) promptly execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be commercially reasonable, or as Holdco may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by the Pledgor hereunder; and (ii) deliver to Holdco evidence that other commercially reasonable actions that Holdco may request in order to perfect and protect the security interest granted or purported to be granted by the Pledgor under this Agreement have been taken.
     (c) The Pledgor hereby authorizes Holdco to file one or more financing or continuation statements, and amendments thereto, indicating that such financing statements cover the Collateral. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. The Pledgor ratifies its authorization for Holdco to have filed any such financing statements, continuation statements or amendments filed prior to the date hereof.
ARTICLE 5
COVENANTS
5.1	No Disposal.
            The Pledgor shall not, without the prior written consent of Holdco, sell, exchange, release or abandon or otherwise dispose of, absolutely or by way of security, any of its right, title or interest in and to Pledged Shares until such time as Holdco’s security interest in such Pledged Shares is released pursuant to the terms of this Agreement.
ARTICLE 6
RIGHTS OF PLEDGOR
6.1	Voting and Dividends.
(i)	Until the security interest granted hereunder has become enforceable, the Pledgor shall be entitled to vote the Pledged Shares and to receive all cash dividends. Whenever the security interest has become enforceable, all rights of the Pledgor to vote or to receive dividends shall cease and all such rights shall become vested solely and absolutely in Holdco.

(ii)	Any dividends received by the Pledgor contrary to 6.1(i) or any other moneys or property which may be received by the Pledgor at any time for, or in respect of, the Pledged Shares contrary to this Agreement shall be received as trustee for Holdco and shall be immediately paid over to Holdco.
ARTICLE 7
GENERAL CONTRACT PROVISIONS
7.1	Termination.
(i)	Upon the full indefeasible payment and performance of the Obligations under the First Cancelled Note, the pledge and security interest in the First Released Shares and all renewals thereof, substitutions therefor and accretions thereto and all income and other proceeds therefrom (the “Released Collateral”) shall terminate and all rights to the Released Collateral shall revert to the Pledgor.

(ii)	The termination of Holdco’s security interest in the Released Collateral shall in no way affect, release or discharge Holdco’s security interest in the Remaining Collateral, which shall continue until termination pursuant to Section 7.1(iii).

(iii)	Upon the full indefeasible payment and performance of the Obligations under the Second Cancelled Note and the cancellation of the Second Cancelled Note, the pledge and security interest in the Remaining Collateral shall terminate and all rights to the Remaining Collateral shall revert to the Pledgor.

(iv)	Upon any such termination pursuant to this Section 7.1, Holdco will, at the Pledgor’s expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.
7.2	Severability.
            Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
7.3	Non Merger, Etc.
            This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect unless and until its termination in accordance with Section 7.1. The security interest granted hereunder is in addition to and not in substitution for any other security held by Holdco and shall not operate as a merger of any simple contract debt or suspend the fulfilment of, or affect the rights, remedies and powers of Holdco in respect of the said indebtedness and the said obligations or any other security held by Holdco. All claims, present or future, of the Pledgor against any person liable upon or for payment of any of the securities constituting part of the Collateral are hereby assigned to Holdco.
7.4	Execution in Counterparts.
            This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by e-mail of a scanned copy shall be effective as delivery of an original executed counterpart of this Agreement.
7.5	Power of Attorney.
            The Pledgor hereby irrevocably nominates and constitutes each of Holdco and the Nominee, with full power of substitution, its true and lawful attorney and agent, with full power and authority, in its name, place and stead, to sign and deliver all such deeds, documents, certificates, agreements and written instruments and to take all such action as may, in the opinion of Holdco, be reasonably necessary for the purpose of better assuring to Holdco, perfecting or enforcing the security constituted. The power of attorney hereby granted is coupled with an interest, is irrevocable and is executed under seal and shall extend to successors and assigns of the Pledgor. The Pledgor agrees to be bound by any representations and actions made or taken in good faith by Holdco pursuant to this power of attorney in accordance with the terms thereof and hereby waives any and all defences which may be available to it to contest, negate or disaffirm the actions of Holdco taken in good faith under this power of attorney.
7.6	Assignment.
(i)	Holdco may at any time assign or transfer this Agreement, any of its rights hereunder or any part thereof to a direct or indirect wholly-owned subsidiary of Brascan Corporation without the consent of the Pledgor.

(ii)	Holdco may not assign or transfer this Agreement, any of its rights hereunder or any part thereof (other than to a direct or indirect wholly-owned subsidiary of Brascan Corporation) without the prior written consent of the Pledgor.
7.7	Successors and Assigns.
            This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.
7.8	Taxes.
            All payments to be made by the Pledgor to any person hereunder shall be made free and clear of, and without deduction for or on account of, tax unless the Pledgor is required by law to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by the Pledgor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, such person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.
7.9	Judgment Currency.
            The Pledgor hereby agrees that if, in the event that a judgment is given in relation to any sum due to Holdco hereunder, such judgment is given in a currency (the “Judgment Currency”) other than that in which such sum was originally denominated (the “Original Currency”), the Pledgor agrees to indemnify Holdco, to the extent that the amount of the Original Currency which could have been purchased by Holdco in accordance with normal banking procedures on the business day following receipt of such sum is less than the sum which could have been so purchased by Holdco had such purchase been made on the day on which such judgment was given or, if such day is not a business day, on the business day immediately preceding the giving of such judgment.

7.10	Attornment.
            The Pledgor hereby irrevocably:
(a)	agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement (hereinafter referred to as a “Proceeding”) may be brought in the courts of the Province of Ontario (the “Ontario Courts”), which courts shall have non-exclusive jurisdiction;

(b)	consents to the jurisdiction of the Ontario Courts in any Proceeding and consents to the giving of any relief or the issue of any process in connection with any Proceeding, including, without limitation, the making, enforcement or execution against any property or assets of any order or judgment which may be given in any Proceeding;

(c)	waives, to the extent permitted by law, any objection to the jurisdiction of the Ontario Courts on the grounds of venue or forum non conveniens or on any similar grounds and agrees that a judgment in any Proceeding brought in any Ontario Court or in any other court of competent jurisdiction shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction; and

(d)	subject to applicable laws, consents to service of process by registered mail or in any other manner permitted by the law of the jurisdiction in which the suit, action or other legal proceeding has been commenced;
[Signature Page Follows]

IN WITNESS WHEREOF, the Pledgor has executed this Agreement as of the 14th day of
August, 2005.

1184760 ALBERTA LTD.

By:	/s/ Benny Steven Levene

I have the authority to bind the Corporation
Signature Page to
AlbertaCo Share Pledge Agreement